Exhibit 10.4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment to Employment Agreement (this “Amendment”) is entered into as of May 1, 2014, by and among Amedisys, Inc., a Delaware corporation (the “Company”), Amedisys Holding, L.L.C., a Louisiana limited liability company (“Holding”), and Ronald A. LaBorde, a person of the age of majority (“Executive”).

WHEREAS, the Company, Holding and Executive are parties to that certain Employment Agreement dated as of November 1, 2011, as amended by the First Amendment thereto dated December 29, 2011, and as further amended by the Second Amendment thereto dated December 19, 2012 (as amended, the “Original Agreement”); and

WHEREAS, the Company, Holding and Executive specifically desire to amend the Original Agreement as specifically set forth herein.

NOW, THEREFORE, in consideration of the premises, as well as other mutual promises and covenants contained in this Amendment, the parties hereto agree as follows:

1.	Incorporation by Reference. The above recitations are incorporated herein by reference.

2.	Capitalized Terms. Capitalized terms used but undefined herein shall have the meanings assigned to them in the Original Agreement.

3.	Amendment to Section 30 of Original Agreement. Effective as of May 1, 2014, Section 30 of the Original Agreement is hereby amended and restated in its entirety, as follows:

Section 30. Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in accordance with such intention and in the least restrictive manner necessary to comply with such requirements (to the extent applicable) and without resulting in any diminution in the value of payments or benefits to Executive or Executive incurring any tax under Section 409A of the Code. If an amount is to be paid under this Agreement in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A of the Code.

4.	Effect of this Amendment. Except as specifically stated herein, the execution and delivery of this Amendment shall in no way affect the respective obligations of the parties under the Original Agreement, all of which shall continue in full force and effect.

5.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

6.	Counterparts. This Amendment may be executed in two or more counterparts.

7.	Captions. The captions contained in this Amendment are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Amendment.

IN WITNESS WHEREOF, the parties have signed and executed this Amendment as of the day and year first written hereinabove.

AMEDISYS, INC.

By:	/s/ Dale E. Redman
Dale E. Redman
Interim Chief Financial Officer
(Pursuant to authority granted to him by the Compensation Committee of the Amedisys, Inc. Board of Directors)

AMEDISYS HOLDING, L.L.C.

By:	Amedisys, Inc., Member-Manager

By:	/s/ Dale E. Redman
Dale E. Redman
Interim Chief Financial Officer
(Pursuant to authority granted to him by the Compensation Committee of the Amedisys, Inc. Board of Directors)

EXECUTIVE

/s/ Ronald A. LaBorde
Ronald A. LaBorde

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